Exhibit 10.6

FIRST AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the 30th day of January, 2009, by and between THE PANTRY, INC., a Delaware corporation (the “Corporation”) and ROBERT B. WILLIAMS (the “Employee”).

WITNESSETH:

WHEREAS, the Corporation and Employee entered into an Amended and Restated Employment Agreement dated as of December 17, 2007 (the “Employment Agreement”); and

WHEREAS, the parties desire to clarify their intent regarding severance pay and benefits under circumstances described in Section 6.3 of the Employment Agreement and desire to amend the Employment Agreement in certain other respects as set forth below.

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Employee agree that the Employment Agreement shall be amended as follows:

1.         Section 1 is hereby amended to change Employee’s title to Senior Vice President, Operations.

2.         Section 2.1 is hereby amended to change Employee’s annual salary for all services rendered to $291,200.

3.	The first sentence of Section 3 is hereby amended to read as follows:

3.         The original term of employment under this Agreement shall be for that period of time commencing on the Effective Date and ending on January 2, 2010, subject to the following provisions:

4.	Section 6.2(B) is hereby amended to read as follows:

(B)       a material diminution by the Corporation of Employee’s annual base salary and target bonus, as such target bonus is described in the Corporation’s Annual Incentive Compensation Plan (“Target Bonus);

5.	The first paragraph of Section 6.3(B) is hereby amended to read as follows:

(B)       a severance payment equal to Employee’s then current monthly salary for twenty-four (24) months plus an amount equal to the value of Employee’s target bonus for the year in which the termination occurs (less any applicable taxes and withholdings), payable in substantially equal installments on the last business day of each applicable month. For purposes of Section 409A, as applicable, each installment payment shall be considered a separate payment. During the twenty-four (24) month period following termination, if Employee accepts employment or a consultancy with another entity or becomes self-employed, then he must notify the Corporation before such employment or consultancy begins and the payments made pursuant to this Section 6.3(B) shall be reduced by the amount of compensation to be paid to him in connection with such employment, consultancy or self-employment. If Employee does not notify the Corporation in accordance with this provision, then its obligation to make payments or further payments pursuant to this Section 6.3(B) shall cease.

6.	Section 6.3(C) is hereby deleted and the following inserted in lieu thereof:

(C)       unless Employee obtains comparable medical insurance coverage from a subsequent employer, then, for twenty-four (24) months following the termination of Employee’s employment, the Corporation shall reimburse Employee for certain premiums paid for comparable health insurance coverage as described in this Section 6.3(C). Employee may elect to continue coverage under the Corporation’s group health insurance plan in which he participated on the effective date of the termination of employment by election of continuation coverage under COBRA, subject to the terms of the group health plan and applicable law. The Corporation shall reimburse Employee for that portion of the COBRA premiums that are in excess of the amount Employee paid for group health plan coverage immediately prior to termination of employment for the lesser of: (i) the maximum COBRA period for which Employee is eligible, or (ii) twenty-four (24) months following termination of employment. At the end of the maximum COBRA continuation period, the Corporation shall further reimburse Employee for that portion of health insurance premiums under a fully-insured, individual health insurance policy that are in excess of the amount Employee paid for coverage under the Corporation’s group health plan immediately prior to termination of employment. Such individual health insurance policy reimbursements shall continue for no longer than the remainder, if any, of the twenty-four (24) month health insurance continuation period following expiration of the maximum COBRA continuation period.

Notwithstanding the foregoing, in the event Employee prefers to initially obtain health insurance coverage under a fully-insured, individual health insurance policy that is less expensive than COBRA coverage, the Corporation shall reimburse Employee for premiums that are in excess of the amount Employee paid for health insurance under the Corporation’s group health plan immediately prior to termination through the earlier to occur of: (i) twenty-four (24) months following termination of employment, or (ii) the date Employee obtains comparable group health insurance coverage from a subsequent employer. All such reimbursements required pursuant to this Section 6.3(C) shall be paid as soon as reasonably practicable following Employee’s submission of proof of timely premium payments to the Corporation; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Corporation no later than twenty-seven (27) months following Employee’s termination of employment.

7.         Except as hereby amended, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

THE PANTRY, INC.

By:	/s/ Peter J. Sodini
Peter J. Sodini
President & CEO

EMPLOYEE:

/s/ Robert B. Williams
Robert B. Williams

3